Exhibit 99.1

PondelWilkinson Inc.
2945 Townsgate Road, Suite 200
Westlake Village, CA 91361

Investor Relations	T (310) 279 5980
Strategic Public Relations	W www.pondel.com

CONTACTS:	Rodney C. Sacks
Chairman and Co-Chief Executive Officer
(951) 739-6200

NEWS RELEASE	Hilton H. Schlosberg Vice Chairman and Co-Chief Executive Officer (951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu PondelWilkinson Inc. (310) 279-5980

MONSTER BEVERAGE ANNOUNCES CO-CHIEF EXECUTIVE OFFICERS

-- Rodney C. Sacks and Hilton H. Schlosberg to serve as Co-Chief Executive Officers --

-- Thomas J. Kelly to serve as Chief Financial Officer --

Corona, CA – January 14, 2021 – Monster Beverage Corporation (NASDAQ:MNST) today announced that Hilton H. Schlosberg was elected by the Board of Directors of the Company (the “Board”) as Co-Chief Executive Officer of the Company. Mr. Schlosberg will serve as Co-Chief Executive Officer together with Mr. Rodney C. Sacks, who has served as the Chief Executive Officer of the Company since 1990. Simultaneously with the foregoing, Mr. Schlosberg resigned his positions as President, Chief Financial Officer, Chief Operating Officer and Secretary of the Company. Mr. Sacks will continue as Chairman of the Board and Mr. Schlosberg will continue as Vice Chairman of the Board. In addition, the Company also announced that Thomas J. Kelly was elected by the Board as Chief Financial Officer of the Company, succeeding Mr. Schlosberg.

Mr. Schlosberg has held senior leadership positions with the Company for over 30 years, including as the Company’s Chief Financial Officer for over 23 years, and has served as a co-leader of the Company with Mr. Sacks. Mr. Kelly has been Executive Vice President, Finance, and/or Controller and Secretary of Monster Energy Company since 1992. Mr. Kelly is a Certified Public Accountant (inactive) and has worked in the beverage business for over 30 years.

Mr. Sacks, Chairman and Co-Chief Executive Officer, said, “For decades, Hilton has been my business partner in running the Company. Hilton and I have operated as co-leaders of the Company as it has grown over the years.”

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Monster Beverage Corporation

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Mr. Sacks and Mr. Schlosberg said jointly, “We are pleased for Tom as he steps into the position of Chief Financial Officer. Tom has extensive experience from his many years at the Company, most recently as Executive Vice President of Finance, and this is a seamless transition for the Company.”

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Ultra® energy drinks, Monster MAXX® maximum strength energy drinks, Java Monster® non-carbonated coffee + energy drinks, Espresso Monster® non-carbonated espresso + energy drinks, Monster Rehab® non-carbonated tea + energy drinks, Muscle Monster® non-carbonated energy shakes, Monster Hydro® non-carbonated refreshment + energy drinks, Monster HydroSport Super Fuel® non-carbonated advanced hydration + energy drinks, Monster Dragon Tea® non-carbonated energy teas, Reign Total Body Fuel® high performance energy drinks, Reign Inferno® thermogenic fuel high performance energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Play® and Power Play® (stylized) energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, Ultra Energy® energy drinks, Live+® energy drinks, Predator® energy drinks and Fury® energy drinks. For more information, visit www.monsterbevcorp.com.

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